MIDDLESEX WATER COMPANY ANNOUNCES

SECOND QUARTER 2016 FINANCIAL RESULTS

SECOND QUARTER HIGHLIGHTS

▪	Consolidated Operating Revenues Up $1.1 Million
▪	Net Income Increases 16.3%
▪	Earnings Per Share Climb 16.1%

ISELIN, N.J., (August 2, 2016) -- Middlesex Water Company (the "Company" or “Middlesex”), (Nasdaq:MSEX), a provider of water and wastewater and related services primarily in New Jersey and Delaware, today announced operating results for the quarter ended June 30, 2016.

Second Quarter Operating Results

Consolidated operating revenues for the quarter ended June 30, 2016 increased $1.1 million to $32.7 million as compared to the same period in 2015. Net income climbed to $5.9 million, up from $5.1 million in 2015.   Basic and diluted earnings per share were $0.36 for the quarter ended June 30, 2016, up from $0.31 for the same period in 2015.

Revenues in the Company’s Middlesex System in New Jersey increased $1.3 million from the same period in 2015, primarily due to the New Jersey Board of Public Utilities approved rate increase implemented in August 2015, higher weather-driven customer demand in our regulated water utilities in New Jersey and higher water demand from contract customers. Revenues from contract operations increased $0.2 million due to higher supplemental service revenues earned under our contracts to operate municipally-owned systems in New Jersey and Delaware. Revenues in our Delaware regulated water utility, Tidewater Utilities, Inc. (“Tidewater”) decreased $0.4 million due to lower weather-driven customer demand for water, partially offset by the addition of new customers.

Operation and maintenance expenses for the second quarter decreased $0.4 million from the same period in 2015. Employee benefit expenses decreased $0.4 million, largely due to lower retirement plan costs resulting from a higher actuarially-determined discount rate than in the prior year. Variable water production costs decreased $0.3 million, due to higher raw water quality in our Middlesex System. Decreased cold weather water main break activity resulted in lower costs of $0.2 million in our Middlesex system. Labor costs increased $0.3 million, due to company-wide higher average labor rates and lower capitalized labor costs at Tidewater. Contract operations expenses costs increased $0.1 million due to higher expenditures for billable supplemental services under our operating contracts serving municipal customers.

Middlesex Chairman, President and Chief Executive Officer Dennis W. Doll said, “Our facilities continue to stand ready to deliver quality water and wastewater services through the hot, dry summer weather, which is reflected in these second quarter results. In the second quarter, we also began a $12.0 million project to replace aging infrastructure in the Township of Edison and the City of South Amboy, New Jersey. Our Company was honored to be recognized in June as a finalist in the Third Annual New York Stock Exchange Governance, Risk & Compliance Leadership Awards for Best-In-House Legal Team at a Small to- Mid-Cap Company and for Distinguished General Counsel. Also in June, our General Counsel Jay L. Kooper was recognized by NJBIZ as a 2016 General Counsel of the Year Finalist. We’re grateful for this independent validation of the high quality of our team’s continuing efforts.”

Six Month Operating Results

Consolidated operating revenues for the six months ended June 30, 2016 were $63.3 million, an increase of $2.9 million from the same period in 2015, due mostly to the aforementioned August 2015 rate increase in our Middlesex System. For the six months ended June 30, 2016, basic and diluted earnings per share increased to $0.65, as compared to $0.54 and $0.53, respectively, for the same period in 2015.

Quarterly Dividend Declared

The Company’s Board of Directors declared a quarterly cash dividend of $0.19875 per share, payable September 1, 2016 to common shareholders as of August 12, 2016.

About Middlesex Water Company

Middlesex Water Company, organized in 1897, is an investor-owned water and wastewater utility, serving customers in central and southern New Jersey, Delaware and Pennsylvania.  For additional information regarding Middlesex Water Company or its Direct Share Purchase and Sale and Dividend Reinvestment Plan, visit http://investors.middlesexwater.com or call (732) 638-7549.

This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company,

1500 Ronson Road

Iselin, New Jersey 08830

(732) 638-7549

www.middlesexwater.com

MIDDLESEX WATER COMPANY

 CONDENSED CONSOLIDATED STATEMENTS OF INCOME

 (Unaudited)

 (In thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Operating Revenues	$32,725	$31,666	$63,304	$60,446

Operating Expenses:
Operations and Maintenance	15,789	16,229	31,617	32,317
Depreciation	3,180	2,982	6,317	5,930
Other Taxes	3,428	3,220	6,740	6,280

Total Operating Expenses	22,397	22,431	44,674	44,527

Operating Income	10,328	9,235	18,630	15,919

Other Income (Expense):
Allowance for Funds Used During Construction	119	103	180	185
Other Income	25	43	73	82
Other Expense	(7)	(18)	(26)	(83)

Total Other Income, net	137	128	227	184

Interest Charges	1,436	1,496	2,413	2,554

Income before Income Taxes	9,029	7,867	16,444	13,549

Income Taxes	3,110	2,778	5,735	4,825

Net Income	5,919	5,089	10,709	8,724

Preferred Stock Dividend Requirements	36	36	72	72

Earnings Applicable to Common Stock	$5,883	$5,053	$10,637	$8,652

Earnings per share of Common Stock:
Basic	$0.36	$0.31	$0.65	$0.54
Diluted	$0.36	$0.31	$0.65	$0.53

Average Number of
Common Shares Outstanding :
Basic	16,271	16,149	16,252	16,141
Diluted	16,427	16,305	16,408	16,297

Cash Dividends Paid per Common Share	$0.1988	$0.1925	$0.3975	$0.3850